Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC.
REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS AND
DECLARES QUARTERLY DIVIDEND

Highlights

•	Volume of 119.4 million pounds, a decrease of 12.8% year-over-year;

•	Net income and diluted earnings per common share increased $8.5 million to $12.4 million and $0.38 per share to $0.56 per share, respectively;

•	Adjusted EBITDA decreased $4.3 million to $30.3 million year-over-year;

•	Adjusted diluted earnings per common share decreased to $0.64 from $0.81 in the prior year period;

•	The Company reaffirms 2017 full-year guidance; and

•	The Company declares a quarterly dividend of $0.06 per share.

Schaumburg, IL., November 2, 2017 Today, Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) reported results for the third quarter ended September 30, 2017 and will pay a quarterly dividend of $0.06 per share.

Third Quarter Operating Results
Volume for the third quarter of 2017 decreased 12.8% to 119.4 million pounds compared to 137.0 million pounds in the third quarter of 2016 due to decreased demand in the munitions, coinage and building and housing markets.
“Despite the volume softness in several of our end markets, especially munitions and coinage, our two mill businesses continued to make solid progress in managing costs and improving yields, productivity, and product profitability. These efforts further strengthen our business, and will result in greater returns when volumes normalize. With respect to A.J. Oster, operational issues at one of our domestic locations, and the impact of Hurricane Maria on our Puerto Rico facility, negatively affected volumes and financial performance. We are addressing the domestic operational issues and performance is improving. In Puerto Rico, we are at the early stages of recovery. All 22 employees are safe and working to support the recovery,” said John Wasz, GBC's President and Chief Executive Officer.
“Our cash position remains strong. We are encouraged by the operational improvements underway, and we remain focused on driving profitable growth, generating strong cash flows, and strengthening our competitive position. Our recent Alumet acquisition will create additional value for our shareholders and is a testament to these strategic objectives,” Mr. Wasz concluded.
Net sales for the third quarter of 2017 increased to $378.6 million from $349.1 million in the third quarter of 2016. The increase in net sales was primarily attributable to an increase in pass-through commodity costs of our products. Adjusted sales, our non-GAAP financial measure that reflects the value-added premium over metal replacement cost recovery, decreased $14.4 million compared to the prior year, due to decreased volume, primarily in the munitions market. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the third quarter was $12.4 million in 2017, or $0.56 per diluted share, compared to $3.9 million, or $0.18 per diluted share, in 2016. Net income for the current quarter was favorably impacted by reduced losses on both debt extinguishments and lower of cost or market adjustments to inventory. These were partially offset by decreased volume, partly arising from the third quarter 2016 volume benefit from the second quarter 2016 Olin Brass production outage; unfavorable fluctuations in unrealized gains/losses on derivative contracts and an increase in the provision for income taxes.
As compared to the prior year's third quarter, adjusted EBITDA, our non-GAAP measure of consolidated profitability, decreased $4.3 million to $30.3 million for the third quarter of 2017 due to less gross profit and a favorable reduction in selling, general and administrative expenses.
Adjusted diluted earnings per common share, another non-GAAP measure, was $0.64 for the third quarter of 2017 compared to $0.81 in the prior year. The decrease in adjusted earnings per share was a result of the aforementioned items impacting adjusted EBITDA, the decrease in interest expense, and the corresponding tax impact of these items. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Cash Flow and Leverage
For the nine months ended September 30, 2017, we generated $32.9 million of cash from operating activities largely due to cash from earnings.
During the quarter, we changed to the Inventory Price Index Computation method of inventory valuation on our 2016 tax return, which resulted in approximately $6.9 million of cash tax savings and an $8.5 million reduction to deferred income taxes.
We ended the quarter with cash of $91.4 million, $316.8 million outstanding under our term loan facility, and $197.9 million of borrowings available under our asset-based revolving loan facility.
2017 Guidance
We affirm our full-year 2017 guidance and expect:

•	Shipment volumes to range from 500 million pounds to 530 million pounds; and

•	Adjusted EBITDA to range from $115 million to $125 million.
Please note that this guidance does not include any benefit from any insurance proceeds associated with the 2016 temporary production outage at Olin Brass.
Due to the forward looking nature of adjusted EBITDA guidance, we are unable to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure, as we are unable to project certain reconciling items, in particular unrealized gains / losses on derivative contracts, LIFO liquidation gains / losses and lower of cost or market adjustments to inventory, for future periods due to market volatility.
Quarterly Dividend
On October 31, 2017, our Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock for the third quarter of 2017. The dividend will be paid on November 22, 2017 to stockholders of record on the close of business on November 13, 2017.
Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Friday, November 3, 2017 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company's website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #6268818. For those who cannot listen to the live webcast, replays will be available shortly after the call on the Company’s website.

About Global Brass and Copper
Global Brass and Copper Holdings, Inc., through our wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding, stamping, and coating to fabricate finished and semi-finished alloy products from processed scrap, virgin metals and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube, painted and fabricated metal component products. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2017	2016	2017	2016

Net sales	$378.6	$349.1	$1,149.3	$1,015.9
Cost of sales	(334.8)	(296.9)	(1,010.9)	(872.9)
Gross profit	43.8	52.2	138.4	143.0
Selling, general and administrative expenses	(19.4)	(21.9)	(61.6)	(61.4)
Operating income	24.4	30.3	76.8	81.6
Interest expense	(4.4)	(5.2)	(13.9)	(21.5)
Loss on extinguishment of debt	(0.2)	(20.1)	(0.2)	(23.4)
Other income (expense), net	(0.6)	(0.2)	3.6	0.2
Income before provision for income taxes	19.2	4.8	66.3	36.9
Provision for income taxes	(6.7)	(0.7)	(20.4)	(12.0)
Net income	12.5	4.1	45.9	24.9
Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.4)	(0.4)
Net income attributable to Global Brass and Copper Holdings, Inc.	$12.4	$3.9	$45.5	$24.5

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.57	$0.18	$2.10	$1.15
Diluted	$0.56	$0.18	$2.06	$1.14
Weighted average common shares outstanding:
Basic	21.8	21.4	21.7	21.3
Diluted	22.1	21.6	22.1	21.5

Supplemental Non-GAAP Reconciliation
Net sales	$378.6	$349.1	$1,149.3	$1,015.9
Metal component of net sales	(250.2)	(206.3)	(750.4)	(600.9)
Adjusted sales	$128.4	$142.8	$398.9	$415.0

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.56	$0.18	$2.06	$1.14
Unrealized loss (gain) on derivative contracts	(0.01)	0.02	0.05	(0.10)
Refinancing costs	0.04	0.93	0.04	1.09
Specified legal/professional expenses	0.02	0.02	0.02	0.05
Lower of cost or market adjustment to inventory	(0.03)	(0.10)	(0.03)	(0.10)
Share-based compensation expense	0.09	0.10	0.28	0.23
Tax impact on above adjustments (a)	(0.03)	(0.34)	(0.26)	(0.41)
Adjusted diluted earnings per common share	$0.64	$0.81	$2.16	$1.90

(a) Calculated based on our estimated tax rate, including tax benefits related to the vesting of share awards and option exercises.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2016	2017	2016
Net income attributable to Global Brass and Copper Holdings, Inc.	$12.4	$3.9	$45.5	$24.5
Interest expense	4.4	5.2	13.9	21.5
Interest income	(0.2)	—	(0.3)	—
Provision for income taxes	6.7	0.7	20.4	12.0
Depreciation expense	4.5	3.7	13.5	11.0
Amortization expense	0.1	0.1	0.1	0.1
Unrealized loss (gain) on derivative contracts (a)	(0.3)	0.4	1.1	(2.2)
Refinancing costs (b)	0.9	20.1	0.9	23.4
Specified legal/professional expenses (c)	0.5	0.5	0.5	1.1
Lower of cost or market adjustment to inventory (d)	(0.7)	(2.2)	(0.8)	(2.1)
Share-based compensation expense (e)	2.0	2.2	6.3	4.9
Adjusted EBITDA	$30.3	$34.6	$101.1	$94.2

(a)	Represents unrealized (gains) losses on derivative contracts.

(b)	Represents the loss on extinguishment of debt and other expenses associated with our refinancing activities.

(c)
Represents selected professional fees for accounting, tax, legal and consulting services for merger and acquisition activity or incurred as a public company that exceed our expected long-term requirements.

(d)	Represents the impact of lower of cost or market adjustments to domestic metal inventory.

(e)	Represents compensation expense resulting from stock compensation awards to certain employees and our Board of Directors.

Segment Results of Operations

	Three Months Ended September 30,		Change 2017 vs. 2016
(in millions)	2017	2016	Amount	Percent
Pounds shipped (a)
Olin Brass	56.5	72.6	(16.1)	(22.2)%
Chase Brass	53.0	54.5	(1.5)	(2.8)%
A.J. Oster	18.1	19.5	(1.4)	(7.2)%
Corporate and other (b)	(8.2)	(9.6)	1.4	14.6%
Total	119.4	137.0	(17.6)	(12.8)%
Net sales
Olin Brass	$174.5	$169.7	$4.8	2.8%
Chase Brass	144.8	124.3	20.5	16.5%
A.J. Oster	76.9	72.1	4.8	6.7%
Corporate and other (b)	(17.6)	(17.0)	(0.6)	(3.5)%
Total	$378.6	$349.1	$29.5	8.5%
Adjusted EBITDA
Olin Brass	$12.0	$18.6	$(6.6)	(35.5)%
Chase Brass	18.3	16.2	2.1	13.0%
A.J. Oster	3.6	4.7	(1.1)	(23.4)%
Total adjusted EBITDA of operating segments	$33.9	$39.5	$(5.6)	(14.2)%
Corporate and other	(3.6)	(4.9)	1.3	26.5%
Total consolidated adjusted EBITDA	$30.3	$34.6	$(4.3)	(12.4)%

	Nine Months Ended September 30,		Change 2017 vs. 2016
(in millions)	2017	2016	Amount	Percent
Pounds shipped (a)
Olin Brass	186.8	198.8	(12.0)	(6.0)%
Chase Brass	167.0	171.8	(4.8)	(2.8)%
A.J. Oster	55.2	57.7	(2.5)	(4.3)%
Corporate and other (b)	(29.4)	(28.2)	(1.2)	(4.3)%
Total	379.6	400.1	(20.5)	(5.1)%
Net sales
Olin Brass	$544.6	$476.5	$68.1	14.3%
Chase Brass	439.9	382.3	57.6	15.1%
A.J. Oster	226.6	212.5	14.1	6.6%
Corporate and other (b)	(61.8)	(55.4)	(6.4)	(11.6)%
Total	$1,149.3	$1,015.9	$133.4	13.1%
Adjusted EBITDA
Olin Brass	$38.7	$39.7	$(1.0)	(2.5)%
Chase Brass	56.6	53.4	3.2	6.0%
A.J. Oster	10.4	14.4	(4.0)	(27.8)%
Total adjusted EBITDA of operating segments	$105.7	$107.5	$(1.8)	(1.7)%
Corporate and other (c)	(4.6)	(13.3)	8.7	65.4%
Total consolidated adjusted EBITDA	$101.1	$94.2	$6.9	7.3%
(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.
(c) Includes $7.4 million insurance recovery from the prior year production outage for the nine months ended September 30, 2017.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$91.4	$88.2
Accounts receivable (net of allowance of $0.9 and $0.5, respectively)	162.9	134.0
Inventories	178.0	163.7
Prepaid expenses and other current assets	21.4	18.3
Income tax receivable	8.0	5.4
Total current assets	461.7	409.6
Property, plant and equipment, net	132.7	130.4
Goodwill	4.4	4.4
Intangible assets, net	0.3	0.4
Deferred income taxes	22.0	34.1
Other noncurrent assets	6.5	3.7
Total assets	$627.6	$582.6
Liabilities and equity
Current liabilities:
Current portion of debt	$4.6	$4.5
Accounts payable	95.2	88.9
Accrued liabilities	41.8	45.0
Accrued interest	0.1	0.2
Income tax payable	—	1.3
Total current liabilities	141.7	139.9
Noncurrent portion of debt	308.8	311.5
Other noncurrent liabilities	35.9	36.0
Total liabilities	486.4	487.4
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders' equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 22,130,368 and 21,712,216 shares issued, respectively	0.2	0.2
Additional paid-in capital	52.5	45.0
Retained earnings	93.1	51.2
Treasury stock - 226,576 and 79,149 shares, respectively	(6.6)	(1.5)
Accumulated other comprehensive loss	(3.0)	(4.1)
Total Global Brass and Copper Holdings, Inc. stockholders' equity	136.2	90.8
Noncontrolling interest	5.0	4.4
Total equity	141.2	95.2
Total liabilities and equity	$627.6	$582.6

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in millions)	2017	2016
Cash flows from operating activities
Net income	$45.9	$24.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Lower of cost or market adjustment to inventory	(0.8)	(2.1)
Unrealized (gain) loss on derivatives	1.1	(2.2)
Depreciation	13.5	11.0
Amortization of intangible assets	0.1	0.1
Amortization of debt discount and issuance costs	1.0	1.7
Loss on extinguishment of debt	0.2	23.4
Share-based compensation expense	6.3	4.9
Provision for bad debts, net of reductions	0.3	(0.4)
Deferred income taxes	11.7	2.0
Loss on disposal of property, plant and equipment	—	0.1
Change in assets and liabilities:
Accounts receivable	(31.2)	(27.1)
Inventories	(12.5)	11.1
Prepaid expenses and other current assets	(4.1)	4.6
Accounts payable	8.6	7.9
Accrued liabilities	(3.0)	(8.8)
Accrued interest	—	0.6
Income taxes, net	(3.8)	(1.9)
Other, net	(0.4)	(0.1)
Net cash provided by (used in) operating activities	32.9	49.7
Cash flows from investing activities
Capital expenditures	(18.4)	(22.8)
Net cash used in investing activities	(18.4)	(22.8)
Cash flows from financing activities
Borrowings on ABL Facility	0.6	1.0
Payments on ABL Facility	(0.6)	(1.0)
Retirement of Senior Secured Notes	—	(345.3)
Premium payment on extinguishment of debt	—	(17.0)
Payments of debt issuance costs	(0.2)	(5.4)
Proceeds from term loan, net of discount	8.7	316.8
Payments on term loan	(11.1)	—
Principal payments under capital lease obligation	(0.9)	(0.8)
Dividends paid	(3.0)	(2.4)
Distribution to noncontrolling interest owner	—	(0.2)
Proceeds from exercise of stock options	0.7	0.2
Share repurchases	(5.1)	(0.8)
Net cash used in financing activities	(10.9)	(54.9)
Effect of foreign currency exchange rates	(0.4)	(0.1)
Net increase (decrease) in cash	3.2	(28.1)
Cash and cash equivalents at beginning of period	88.2	83.5
Cash and cash equivalents at end of period	$91.4	$55.4
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$1.5	$4.3

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	impact associated with lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	refinancing costs;

•	restructuring and other business transformation charges;

•	specified legal and professional expenses; and

•	certain other items.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate segment performance in a way that we believe reflects our core operating performance, and in turn, incentivizes members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP.
We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.
Adjusted diluted earnings per common share
Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings,

Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA.
We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is the key metric used by our Chief Operating Decision Maker to evaluate the Company’s performance, and in turn, incentivize members of management and certain employees.
We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. Adjusted sales is defined as net sales less the metal cost of products sold. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.